Free Writing Prospectus to Amendment No. 2 dated November 8, 2024 relating to

Preliminary Pricing Supplement No. 4,752

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 5, 2024; Filed pursuant to Rule 433

Morgan Stanley

2-Year SPX Dual Directional Buffered Participation Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P 500® Index (SPX)
Maximum upside payment at maturity:	At least 120.20% of principal
Buffer amount:	15% of principal (85% maximum loss)[1]
Pricing date:	November 27, 2024
Valuation date:	November 20, 2026
Maturity date:	November 25, 2026
CUSIP:	61776WB28
Amended preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224038448/ms4752_424b2-22843.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Securities
The Underlying Index
$1,202 Hypothetical
Maximum Upside Payment
at Maturity
100% of Absolute
Index Return
$150 Minimum
Payment at Maturity
Payment at Maturity on the Securities
$2,400
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-15%
-100% -80% -60% -40% -20% 0% 20% 40% 60% 80% 100% 120% 140% 160% 180% 200%
20.20%
Percentage Change in the Closing Value of the Underlying Index

Change in Underlying Index	Return on Securities
+100.00%	20.20%*
+80.00%	20.20%*
+60.00%	20.20%*
+40.00%	20.20%*
+20.20%	20.20%
+20.00%	20.00%
+15.00%	15.00%
+10.00%	10.00%
+5.00%	5.00%
0.00%	0.00%
-10.00%	10.00%
-15.00%	15.00%
-16.00%	-1.00%
-20.00%	-5.00%
-40.00%	-25.00%
-60.00%	-45.00%
-80.00%	-65.00%
-100.00%	-85.00%
*Assumes a maximum upside payment at maturity of 120.20% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying amended preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest and provide a minimum payment at maturity of only 15% of your principal.

●The appreciation potential of the securities is limited by the maximum upside payment at maturity.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the securities is $985.70 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date.

●Investing in the securities is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying amended preliminary pricing supplement under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.